July 23, 2015

Holly Energy Partners Declares Quarterly Distribution; 43rd Consecutive Quarterly
Distribution Increase

Increases quarterly distribution to $0.545 per unit from $0.5375 per unit

DALLAS--(BUSINESS WIRE)-- The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.545 per unit for the second quarter of 2015. This distribution, which represents a 5.8% increase over the $0.515 per unit distribution declared for the second quarter of 2014, marks the forty-third consecutive quarterly increase. Holly Energy has increased its distribution to unitholders every quarter since becoming a publicly-traded partnership in July 2004. The distribution will be paid on August 14, 2015 to unitholders of record on August 3, 2015.

Holly Energy plans to announce results for its second quarter of 2015 on August 4, 2015, before the opening of trading on the NYSE. The Partnership has scheduled a webcast at 4 p.m. Eastern time that day to discuss financial results.

The webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1069898

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446‐4(b). Please note that one hundred percent (100.0%) of Holly Energy Partner's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner's distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Holly Energy Partners, L.P.:

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest), in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

Holly Energy Partners, L.P.
Julia Heidenreich, 214-954-6511
Vice President, Investor Relations
or
Craig Biery, 214-954-6511
Investor Relations